Airgain, Inc. Announces Pricing of Initial Public Offering

SAN DIEGO, CA -- (Marketwired - August 12, 2016) - Airgain, Inc. (NASDAQ: AIRG), a leading provider of embedded antenna technologies used to enable high performance wireless networking, today announced the pricing of its initial public offering of 1,500,000 shares of common stock at a public offering price of $8.00 per share, before underwriting discounts and commissions. All of the common stock is being offered by Airgain. The shares are scheduled to begin trading on the NASDAQ Capital Market under the ticker symbol "AIRG" on Friday, August 12, 2016. In addition, Airgain has granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of common stock at the initial public offering price to cover over-allotments, if any. The offering is expected to close on August 17, 2016, subject to the satisfaction of customary closing conditions.

Northland Capital Markets and Wunderlich are acting as joint book-running managers for the offering. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member of FINRA/SIPC.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on August 11, 2016. This offering is being made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained, when available, by contacting: Northland Capital Markets at 45 South Seventh Street, Suite 2000, Minneapolis, Minnesota 55402, Attention: Heidi Fletcher, by calling toll free at (800) 851-2920, or by e-mail at hfletcher@northlandcapitalmarkets.com; or Wunderlich at 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119, Attention: Chad Champion, by calling toll free at (800) 726-0557, or by e-mail at syndicate@wundernet.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Airgain, Inc.

Airgain is a leading provider of embedded antenna technologies used to enable high performance wireless networking across a broad range of home, enterprise, and industrial devices. Our innovative antenna systems open up exciting new possibilities in wireless services requiring high speed throughput, broad coverage footprint, and carrier grade quality. Our antennas are found in devices deployed in carrier, enterprise, and residential wireless networks and systems, including set top boxes, access points, routers, gateways, media adapters, digital televisions, and Internet of things (IOT) devices. Airgain partners with and supplies the largest blue chip brands in the world, including original equipment and design manufacturers, chipset makers, and global operators. Airgain is headquartered in San Diego, California, and maintains design and test centers in San Diego, Cambridge, UK, Taipei, Taiwan, and Suzhou, China.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc.

Investor Relations Contact

Matt Glover or Najim Mostamand
Liolios Group, Inc.
(949) 574-3860
AIRG@Liolios.com

Company Contact

Jules M. Cassano
Airgain, Inc.
(760) 444-6008
investor.relations@airgain.com